Exhibit 99.1

Enerwise Global Technologies, Inc. and Subsidiary

Consolidated Financial Statements

as of December 31, 2005 and 2006 and for the

years ended December 31, 2005 and 2006

Report of Independent Auditors

To the Board of Directors and Stockholders of Enerwise Global Technologies, Inc. and Subsidiary:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ deficit and cash flows present fairly, in all material respects, the financial position of Enerwise Global Technologies, Inc. and its subsidiary at December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the accompanying consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2005, previously audited by other independent accountants.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

October 1, 2007

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2005	2006
	(Restated)
Assets
Current assets
Cash and cash equivalents	$801	$865
Restricted cash	175	125
Accounts receivable, net	1,397	2,109
Deferred cost	146	197
Other current assets	114	111

Total current assets	2,633	3,407
Property and equipment, net	200	120
Goodwill and other intangible assets, net	2,401	2,514

Total assets	$5,234	$6,041

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$634	$994
Deferred revenue	466	756
Accrued expenses	647	1,326

Total current liabilities	1,747	3,076
Long-term liabilities
Deferred tax liability	269	338
Commitments and contingencies (Note 9)
Redeemable convertible series C preferred stock, $.001 par value per share, authorized 40,000,000 shares; issued and outstanding 21,587,658 shares as of December 31, 2005 and 2006; liquidation preference of $24,234 and $26,188 as of December 31, 2005 and 2006, respectively	5,352	5,780
Redeemable convertible series B preferred stock, $.001 par value per share, authorized 2,500,000 shares; issued and outstanding 2,092,581 shares as of December 31, 2005 and 2006; liquidation preference of $1,312 as of December 31, 2005 and 2006	1,105	1,105
Stockholders’ deficit
Common stock, $.001 par value per share, authorized 80,000,000 shares; issued 27,495,150 and outstanding 27,434,150 as of December 31, 2005, and issued 28,093,455 and outstanding 27,465,650 as of December 31, 2006	27	28
Additional paid-in capital	21,637	21,209
Common stock held in treasury, at cost, 61,000 and 627,805 shares at December 31, 2005 and 2006, respectively	(6)	(7)
Accumulated deficit	(24,897)	(25,488)

Total stockholders’ deficit	(3,239)	(4,258)

Total liabilities and stockholders’ deficit	$5,234	$6,041

The accompanying notes are an integral part of these consolidated financial statements.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2005	2006
	(Restated)
Revenue
Demand response	$368	$3,098
Services	9,059	8,023

Total revenue	9,427	11,121
Cost of revenue
Demand response	314	2,633
Services	5,408	4,691

Total cost of revenue	5,722	7,324

Gross profit	3,705	3,797
Operating expenses
General and administrative expenses	3,221	3,453
Marketing and selling expenses	1,130	907
Gain on extinguishment of debt	(260)	—

Operating loss	(386)	(563)
Interest income, net	26	41

Loss before income taxes	(360)	(522)
Provision for income taxes	69	69

Net loss	$(429)	$(591)

Accretion of redeemable convertible Series C preferred stock	(396)	(428)

Net loss available to common stockholders	$(825)	$(1,019)

The accompanying notes are an integral part of these consolidated financial statements.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

CHANGES IN STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock
	Series C		Series B		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Balance at December 31, 2004, as restated	21,587,658	$4,956	2,092,581	$1,105	27,462,650	$27	$22,033	(16,500)	$—	$(24,468)	$(2,408)
Issuance of restricted stock	—	—	—	—	32,500	—	—	—	—	—	—
Accretion of redeemable convertible Series C preferred stock	—	396	—	—	—	—	(396)	—	—	—	(396)
Repurchase of restricted stock	—	—	—	—	—	—	—	(44,500)	(6)	—	(6)
Net loss, as restated	—	—	—	—	—	—	—	—	—	(429)	(429)

Balance at December 31, 2005, as restated	21,587,658	5,352	2,092,581	1,105	27,495,150	27	21,637	(61,000)	(6)	(24,897)	(3,239)
Issuance of restricted stock	—	—	—	—	598,305	1	—	—	—	—	1
Accretion of redeemable convertible Series C preferred stock	—	428	—	—	—	—	(428)	—	—	—	(428)
Repurchase of restricted stock	—	—	—	—	—	—	—	(566,805)	(1)	—	(1)
Net loss	—	—	—	—	—	—	—	—	—	(591)	(591)

Balance at December 31, 2006	21,587,658	$5,780	2,092,581	$1,105	28,093,455	$28	$21,209	(627,805)	$(7)	$(25,488)	$(4,258)

The accompanying notes are an integral part of these consolidated financial statements.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2006
	(Restated)
Cash flows from operating activities
Net loss	$(429)	$(591)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	283	173
Gain on extinguishment of debt	(260)	—
Allowance for doubtful accounts	27	21
Deferred income taxes	69	69
Changes in operating assets and liabilities
Accounts receivable, net	945	(595)
Deferred costs and other current assets	674	(38)
Accounts payable	(853)	326
Accrued expenses	(71)	615
Deferred revenue	(843)	239

Net cash (used in) provided by operating activities	(458)	219
Cash flows from investing activities
Purchases of property and equipment	(68)	(78)
Cash paid for acquisition, net of cash acquired	—	(127)

Net cash used in investing activities	(68)	(205)
Cash flows from financing activities
Payments for purchase of restricted stock and warrants	(6)	—
Change in restricted cash	—	50
Repayment of debt	(350)	—

Net cash (used in) provided by financing activities	(356)	50
Net change in cash and cash equivalents	(882)	64
Cash and cash equivalents at beginning of year	1,683	801

Cash and cash equivalents at end of year	$801	$865

Supplemental disclosure of noncash investing and financing activities
Accretion of redeemable convertible Series C preferred stock	$396	$428
Fair value of assets acquired, net of cash acquired	—	276
Liabilities assumed in acquisition	—	149

The accompanying notes are an integral part of these consolidated financial statements.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1.	Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies

Description of Business

Enerwise Global Technologies, Inc., a Delaware corporation, and its subsidiary (collectively, “Enerwise” or the “Company”) provides demand response and energy infrastructure management services for commercial, institutional, and industrial customers, enabling customers to reduce energy costs, comply with environmental regulations, take advantage of alternative power initiatives and increase operational security.

In 1980, the Company was founded under the name Multi-Test Maintenance Corporation (“Multi-Test”). In 1997, Multi-Test was acquired by Delmarva Power and renamed Power Consulting Group. In 2001, the Power Consulting Group business was divested to EnerTech Capital. After the divestiture was completed, the Company was renamed Enerwise Global Technologies, Inc.

Basis of Presentation

The consolidated financial statements of the Company include the accounts of its subsidiary. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All entries required for the fair presentation of the financial statements are of a normal recurring nature. Intercompany transactions and balances are eliminated upon consolidation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expense during the reporting periods. Significant estimates include management’s estimate of provisions required for non-collectible accounts receivable and the valuation of its common stock. Actual results could differ from those estimates.

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company’s net loss and its total comprehensive loss for the years ended December 31, 2005 and 2006, respectively.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash and demand deposits in banks and short-term investments.

The Company is required to maintain a compensating balance with a financial institution as collateral towards the credit cards issued in the name of the Company. These deposits are restricted and, accordingly, the amount has been classified as restricted cash on the balance sheets.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on specific identification of accounts considered to be doubtful of collection as well as historical experience. As of December 31, 2005 and 2006, there were $82 and $89, respectively, identified as doubtful of collection.

Accounts receivable are written-off against the allowance when the Company believes an account, or portion thereof, is no longer collectible.

Property and Equipment, net

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. Repairs and maintenance costs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts with any resulting gain or loss recognized in current operations.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Goodwill and Other Intangibles, net

Goodwill represents the excess of cost over the fair value of the net tangible assets and identified intangible assets of businesses acquired in purchase transactions. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is not being amortized. Goodwill is tested for impairment on an annual basis, on December 31 of each year. Based on the Company’s most recent impairment test completed as of December 31, 2006, there has been no impairment loss recognized for goodwill.

The costs of acquired contracts are presented at their fair value at acquisition date. The Company amortizes acquired contracts over the estimated useful life of each contract using the straight-line method, which approximates the expected life of each contract. The amortization expense related to acquired contracts are recorded in the general and administrative expense line item in the Consolidated Statements of Operations.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount should be assessed by comparing their carrying value to the undiscounted estimated future net operating cash flows expected to be derived from such assets. If such evaluation indicates a potential impairment, a discounted cash flow analysis is used to measure fair value in determining the amount of these assets that should be written off.

Fair Value of Financial Instruments

The carrying values reported for cash equivalents, accounts receivable, accounts payable and accrued expenses approximated their respective fair values at each balance sheet date due to the short-term maturity of these financial instruments.

Revenue Recognition

Demand Response

In accordance with Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition, the Company recognizes revenues when the following criteria have been met: delivery has occurred, the price is fixed and determinable, collection is probable, and persuasive evidence of an arrangement exists. Where final acceptance of the deliverable is specified by the customer, the Company defers corresponding revenue until all acceptance criteria have been met.

The Company enters into agreements to provide demand response and capacity event services. The demand response contracts require the Company to provide electric capacity through demand reduction to utility end customers when the utility calls a demand response event to curtain electrical usage. Demand response revenues are earned based on the Company’s ability to deliver capacity. In order to provide capacity, the Company manages a portfolio of commercial and industrial end users’ loads. Capacity amounts are verified through the results of an actual demand response event or a customer initiated demand response test. In accordance with SAB 104, the Company recognizes revenue and associated cost of revenue in its demand response services at such time as the capacity amount is fixed and determinable.

Capacity event services revenue is contingent revenue earned based upon actual amount of energy provided during the capacity event. Contingent revenue from capacity events are recognized when the capacity amount is fixed and determinable. Capacity event services revenue is deemed to be substantive and represents a culmination of a separate earnings process, and is recognized when the capacity event is initiated by the customer.

Services

Revenue from time-and-materials service contracts and other services are recognized as services are provided. Revenues from certain fixed price contracts are recognized on a percentage of completion basis, which involves the use of estimates. If the Company does not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when final acceptance is received from the customer.

The Company enters into agreements to provide hosting services that allow customers to monitor and analyze their electrical usage. Revenue from hosting contracts is recognized as the services are provided, generally on a recurring monthly basis.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balances with a high-quality financial institution, and consequently, such funds are subject to minimal credit risk. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company’s customer base and their dispersion across various industries. During the year ended December 31, 2005, the Company had two customers which accounted for 16% and 11% of the Company’s total revenues. The total accounts receivable from these customers were $227 and $138, respectively, as of December 31, 2005. During the year ended December 31, 2006, the Company had one customer which accounted for 28% of the Company’s total revenue. The total accounts receivable from this customer was $834 as of December 31, 2006. No other customer accounted for more than 10% of the Company’s total revenue in 2005 and 2006.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising costs were immaterial for the years ended December 31, 2005 and 2006.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values. SFAS No. 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. The Company’s stock-based employee compensation plan is described more fully in Note 12.

The Company adopted SFAS No. 123(R) using the prospective transition method, which requires the application of the accounting standard for all new stock-award grants as of January 1, 2006, the first day of its year ending December 31, 2006. The Company’s consolidated financial statements, as of and for the year ended December 31, 2006, reflect the impact of SFAS No. 123(R). In accordance with this transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include the impact of, SFAS No. 123(R).

There was no stock-based compensation expense recognized under APB No. 25 or SFAS No. 123(R) for the years ended December 31, 2005 and 2006, respectively. Because the Company utilized the minimum value method for pro forma disclosure purposes under the original provisions of SFAS No. 123, Accounting for Stock-based Compensation, disclosures to demonstrate the effect of pro forma compensation cost on net loss for the year ended December 31, 2005 are not appropriate in accordance with SFAS No. 123(R).

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the related assets or liabilities for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting. Valuation allowances are established against deferred tax assets if it is more likely than not that they will not be realized.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The pronouncement is effective for fiscal years beginning after December 15, 2006, and the Company will adopt it in the first quarter of 2007. FIN 48 did not have a material impact on its consolidated financial statements.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is to be effective for the Company’s financial statements issued in 2008. The Company believes that SFAS No. 157 will not have a material impact on its consolidated financial statements.

2.	Restatement of 2005 Financial Statements

The accompanying consolidated financial statements as of December 31, 2005 and for the year ended December 31, 2005 have been restated from those previously issued to correct the accounting for the following:

Revenue Recognition

(1) The Company re-assessed its accounting for certain professional service contracts. Upon completion of such evaluation, it was determined that the percentage of completion calculation used to record revenue should be based on an input method utilizing labor hours rather than costs. The correction of the error results in an increase of revenue of $716 and cost of revenue of $667 for the year ended December 31, 2005.

(2) The Company re-evaluated its accounting for certain demand response transactions and its determination of when the sales price is considered fixed and determinable. Upon completion of such assessment, it was determined that the sales price of certain electric capacity events is considered fixed and determinable at the time that the capacity results are known and communicated to the customers, rather than as of the electric capacity event date. The correction of the error results in a decrease of revenue of $213 and cost of revenue of $171 for the year ended December 31, 2005.

Income Taxes

In connection with the preparation of its December 31, 2006 financial statements, the Company identified certain errors related to income taxes. The errors related to the omission of a deferred tax liability for tax deductible goodwill amortization associated with indefinite lived assets. The correction of the error results in an increase of net loss of $69 for the year ended December 31, 2005.

Other

The Company identified certain errors related to accrued liabilities. The correction of these errors results in an increase of general and administrative expenses of $7 for the year ended December 31, 2005.

During 2005, the Company changed the classification of certain costs of revenue to general and administrative expenses. The revision resulted in a decrease in cost of revenue and a corresponding increase in general and administrative expenses of $624. There was no impact on net loss, financial position, or cash flows related to this revision.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Accordingly, the Consolidated Statement of Operations for the year ended December 31, 2005 and the Balance Sheet as of December 31, 2005, and the December 31, 2004 balances in the Statement of Changes in Stockholders’ Deficit have been restated to reflect the correction of these errors as follows. There was no impact on cash flows from operating, investing or financing activities.

	As Previously Reported	As Restated
Consolidated statement of operations
Revenue	$8,924	$9,427
Cost of revenue	5,850	5,722
Gross profit	3,074	3,705
Operating loss	(386)	(386)
Net loss	(360)	(429)
Consolidated balance sheet/stockholders’ deficit
Total assets	$5,215	$5,234
Total liabilities	1,612	2,016
Total stockholders’ deficit as of December 31, 2004	(2,092)	(2,408)
Total stockholders’ deficit as of December 31, 2005	(2,854)	(3,239)

All footnotes impacted by the restatement have also been restated to reflect the corrected amounts.

3.	Acquisition

The Company acquired Clean Power Markets, Inc. on October 4, 2006 (the “Acquisition”). The Acquisition occurred through the purchase of all the outstanding equity of Clean Power Markets. Total cost of the acquisition on October 4, 2006 was $145, which consisted of $125 paid for the equity interest of the selling stockholders’ and $20 paid for professional fees incurred related to the Acquisition. The source of funds for the Acquisition was comprised entirely of cash.

The Company allocated the purchase price to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over net assets was recorded as goodwill. The fair value assigned to intangible assets acquired was based on estimates and assumptions determined by management. Purchased intangibles with finite lives are amortized on a straight-line basis over their respective useful lives. The total purchase price has initially been allocated as follows:

Current assets	$167
Goodwill	2
Intangible assets	125

Total assets acquired	294
Current liabilities	(98)
Deferred revenue	(51)

Total liabilities assumed	(149)

Net assets acquired	$145

4.	Accounts Receivable, net

Accounts receivable as of December 31, 2005 and 2006 consisted of the following:

	2005	2006
Gross receivables	$1,479	$2,198
Allowance for doubtful accounts	(82)	(89)

Accounts receivable, net	$1,397	$2,109

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

5.	Property and Equipment, net

Property and equipment as of December 31, 2005 and 2006 consisted of the following:

	Estimated Useful Life (in years)	2005	2006
Equipment	5-7	$385	$398
Computer software	3-5	613	639
Computer hardware	3-5	360	375
Furniture and fixtures	5-7	79	79

Property and equipment, gross		1,437	1,491
Accumulated depreciation		(1,237)	(1,371)

Property and equipment, net		$200	$120

Depreciation expense was $283 and $159 for the years ended December 31, 2005 and 2006, respectively.

6.	Goodwill and Other Intangible Assets, net

The Company’s goodwill balance as of December 31, 2005 and 2006 was $2,401 and $2,403, respectively.

There were no intangible assets as of December 31, 2005. Intangible assets and accumulated amortization as of December 31, 2006 consisted of the following:

	Estimated Useful Life (in years)	2006
Acquired contracts
Acquired contracts, gross	1-5	$125
Accumulated amortization		(14)

Net amount		$111

The Company uses the straight-line method of computing amortization expense. Amortization expense for the years ended December 31, 2005 and 2006 was $0 and $14, respectively. Estimated amortization expense for the next five years is as follows:

Year Ended December 31,
2007	$52
2008	38
2009	7
2010	7
2011	7

7.	Accrued Expenses

Accrued expenses as of December 31, 2005 and 2006 consisted of the following:

	2005	2006
Compensation	$371	$416
Capacity supply payments	84	740
Other	192	170

Total accrued expenses	$647	$1,326

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

8.	Income Taxes

The net loss before income taxes for the years ended December 31, 2005 and 2006 is generated from domestic operations.

A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	Year Ended December 31,
	2005	2006
Federal income tax at statutory federal rate	34.0%	34.0%
State income tax expense (net of federal benefit)	2.9%	2.0%
Other, net	0.7%	7.8%
Valuation allowance	(56.7)%	(57.0)%

Effective tax rate	(19.1)%	(13.2)%

Deferred tax assets (liabilities) consisted of the following:

	Year Ended December 31,
	2005	2006
Deferred tax assets
Net operating loss carryforwards	$9,300	$9,593
Depreciation	226	224
Bad debt	33	39
Other	3	3

Gross deferred income tax assets	9,562	9,859
Less: valuation allowance for deferred income tax assets	(9,562)	(9,859)

	—	—
Deferred tax liabilities
Intangibles	(269)	(338)

Net deferred income tax liabilities	$(269)	$(338)

As of December 31, 2005 and 2006, the Company had a net deferred tax liability of $269 and $338, respectively, related to tax deductible goodwill amortization associated with indefinite lived assets. As a result, the Company recorded deferred tax expense of $69 for each of the years ended December 31, 2005 and 2006. As of December 31, 2005 and 2006, the Company had provided a valuation allowance of $9,562 and $9,859, respectively, on its net deferred tax assets before the deferred tax liability related to tax deductible goodwill because the realization of any future tax benefit cannot be sufficiently assured.

The Company has federal and state operating losses of approximately $8,279 and $1,021, respectively, at December 31, 2005, and federal and state operating losses of approximately $8,533 and $1,060, respectively, at December 31, 2006. The federal net operating loss carryforwards begin expiring in 2021 and state net operating loss carryforwards begin expiring in 2011.

9.	Commitments and Contingencies

Operating Leases

The Company leases office space. Rental lease expense were approximately $417 and $403 for the years ended December 31, 2005 and 2006, respectively. Estimated future minimum rental payments under the non-cancelable operating leases in effect as of December 31, 2006 were as follows:

Year Ended December 31,
2007	$369
2008	341
2009	321
2010	299
2011	297

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Extinguishment of Debt

On December 28, 2001, the Company completed the acquisition of Datapult, LLC (“Datapult”). As part of the purchase, the Company entered into a convertible debt agreement in the principal amount of $550 with the seller of Datapult. On January 31, 2005, the Company entered into a cancellation agreement with the debt holder whereby the debt holder agreed to accept $350 as payment in full for the principal amount and accrued unpaid interest to date. The combined cancellation agreement and subsequent $350 payment constitutes an extinguishment of debt. As such, the Company derecognized the liability and recorded a gain of $260.

10.	Redeemable Convertible Preferred Stock

On August 26, 2004, the Company completed a financing in which all previously outstanding Redeemable Convertible Series A Preferred Stock (“Series A Preferred”) was converted to common stock; 21,587,658 shares of Redeemable Convertible Series C Preferred Stock (“Series C Preferred”) were issued through the sale of $1,141 of Series C Preferred to various investors and the conversion of $3,680 of convertible notes and 2,092,581 shares of Redeemable Convertible Series B Preferred Stock (“Series B Preferred”) were issued through the conversion of $1,105 of convertible notes.

The following is a summary of the rights, preferences, limitations and restrictions of the Series B Preferred and Series C Preferred:

Dividends

The holders of Series C Preferred are entitled to receive, in preference to the holders of Series B Preferred and common stock, cumulative dividends when and if declared by the Board of Directors at a rate of 8% per annum. Dividends are compounded annually and payment will be made in shares of Series C Preferred valued at $0.2233 per share. The holders of the common stock are entitled to receive dividends when and if declared by the board of directors out of assets or funds of the Company legally available therefore.

If the Company has a public offering prior to August 26, 2009, then all accumulated but unpaid dividends would be forgiven as of the date of such occurrence. If a public offering does not occur prior to August 26, 2009, than all accumulated and unpaid dividends would be declared and paid.

For the period August 26, 2004 through December 31, 2006 no dividends have been declared or paid. Dividends in arrears and accrued for the Series C Preferred as of December 31, 2005 and 2006 were $532 and $960, respectively.

Voting

The holders of the Series B and Series C Preferred Stock, collectively, the “Preferred Stock,” are entitled to vote, together with the holders of common stock, on matters submitted to stockholders for a vote. Each holder of common stock are entitled to one vote per share of common stock. The shares of Preferred Stock are entitled to vote on an as if converted to common basis.

Conversion

Each share of Preferred Stock, at the option of the holder, is convertible into fully paid shares of common stock by dividing the respective preferred stock issue price by the conversation price in effect at the time. The initial conversion price of the Series B Preferred and Series C Preferred is $0.5281 and $0.2233 respectively, and is subject to adjustment in accordance with the anti-dilution provisions contained in the Company’s Articles of Incorporation. All outstanding Preferred Stock is automatically converted to common upon an affirmative vote of two thirds of the holders of the then outstanding Series C Preferred or immediately prior to the closing of as firm commitment, underwritten public offering in which the public offering price equals or exceeds four times the Series C Preferred purchase price of $0.2233 per share (adjusted to reflect subsequent stock dividends, splits or recapitalization) and the aggregate proceeds raised exceed $15,000,000.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the then outstanding Series C Preferred are entitled to receive, in preference and priority to any payments to holders of other securities, an amount per share equal to the sum of $0.2233 per share, plus all accrued but unpaid dividends, plus an amount per share equal to $1,000 divided by the number of shares of Series C Preferred then outstanding.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

If additional funds are available, the holders of the Series C Preferred and participants in the Company’s employee retention plan will share such funds, in preference and priority to any payments to holders of other securities, in the ratio of 84.2% and 15.8% respectively. Payments will be made until the holders of the then outstanding Series C Preferred receive per share compensation equal to four times the initial purchase price plus any accrued but unpaid dividends.

If additional funds are available, the holders of the Series B Preferred and participants in the Corporation’s employee retention plan will share such funds, in preference and priority to any payments to holders of other securities, in the ratio of 84.2% and 15.8% respectively. Payments will be made until the holders of the then outstanding Series B Preferred receive Per share compensation equal to one times the Series B Purchase Price of $0.5281 per share.

If additional funds remain, such funds shall be distributed ratably to the holders of common stock, Series B Preferred Stock, and Series C Preferred Stock assuming conversion of all Preferred Stock to common stock.

Redemption

At any time on or after August 26, 2009, upon receipt of a written request by a majority interest of the holders of Preferred Stock (the “Redemption Notice”), the Company must, to the extent it may legally do so, redeem the number of shares of Preferred Stock specified in the Redemption Notice. The redemption rights of the Series C Preferred will be senior to the rights of the Series B Preferred. The Company will not be required to redeem in any annual period from April 1 to March 31 (an Annual Redemption Period) more than one third of the shares of Preferred Stock that were outstanding on the first redemption date, plus any shares of Preferred Stock which the holders could have required the corporation to redeem in a prior Annual Redemption Period, plus all shares issued as Series C Payment-in-Kind dividends after the first Redemption Date.

11.	Stockholders’ Deficit

Common Stock

Holders of the Company’s common stock are entitled to dividends if and when declared by the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect seven members of the Board of Directors, one of whom shall serve as the Chief Executive Officer of the Company, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

The Company accounts for treasury stock using the cost method. As of December 31, 2005 and 2006, the Company held 61,000 and 627,805 of common stock as treasury shares.

Common Stock Warrants

As of December 31, 2006 and 2005, the Company had 443,467 warrants outstanding with a weighted average price of $0.11.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

12.	Stock-Based Compensation

The Company’s 2001 Stock Option Plan (the “Plan”), as amended in 2004, provides for the granting of stock-based incentive awards to eligible Company employees and directors and to other non-employee service providers including options to purchase the Company’s common stock and restricted stock at not less than the fair value of the Company’s common stock on the grant date and for a term of not greater than 10 years. Subject to adjustment as defined in the Plan, the aggregate number of shares available for issuance is 6,234,469. The following table summarizes the stock option and restricted stock activity for 2005 and 2006:

	Non-Qualified Options		Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding as of December 31, 2004	63,750	$0.30	4,718,340	$0.001
Granted	—	—	32,500	0.001
Exercised	—	—	—	—
Cancelled/ Forfeited	(63,750)	0.30	—	—
Repurchased	—	—	(24,500)	0.001

Outstanding as of December 31, 2005	—	—	4,726,340	0.001
Granted	—	—	598,305	0.001
Exercised	—	—	—	—
Cancelled/ Forfeited	—	—	—	—
Repurchased	—	—	(566,805)	0.001

Outstanding as of December 31, 2006	—	$—	4,757,840	$0.001

No stock options were outstanding as of December 31, 2005 or 2006. As of December 31, 2005 and 2006, the Company had 4,726,340 and 4,757,840, respectively, of issued and outstanding restricted stock, of which 4,163,135 and 4,024,302 were vested, respectively. The restricted shares generally vest over a zero to three year period from the date of grant. As of December 31, 2005 and 2006, 1,508,129 and 1,476,629 shares were available for grant under the Plan.

13.	Related Party Transactions

The Company conducts business with certain direct and indirect investors. Revenue associated with these parties amounted to $375 and $382 in 2005 and 2006, respectively. The Company has $62 and $72 in its accounts receivable from these related parties as of December 31, 2005 and 2006, respectively.

14.	Subsequent Events

Acquisition of Enerwise Global Technologies, Inc by Comverge, Inc.

On July 23, 2007, Comverge Inc. (“Comverge”) completed its acquisition of Enerwise. Enerwise merged with and into Comverge Eagle, Inc., a wholly-owned subsidiary of Comverge Inc., pursuant to an Agreement and Plan of Merger (“the Enerwise Agreement”) dated as of June 27, 2007. Comverge provides (i) Smart Grid solutions to electric utilities and other energy providers consisting of demand response systems comprised of hardware, software and installation services, and (ii) Alternative Energy Resources through which electric capacity is provided to its utility customers during periods of peak energy demand. Pursuant to the terms of the Enerwise Agreement, the Enerwise securityholders received the following consideration of approximately $79.1 million, which excludes the value of 191,183 shares of Comverge common shares issued into escrow (the “Escrow Shares”):

•	$25.2 million in cash;

•	1,279,545 shares of our common stock, valued at $36.9 million;

•	subordinated convertible promissory notes in the original aggregate principal amount of $17.0 million that are convertible into an aggregate of up to 508,449 shares of Comverge common stock; and

•	191,183 Escrow Shares.

ENERWISE GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Pursuant to the terms of the escrow agreement, the Escrow Shares will only be earned by the Enerwise stockholders and released only upon the achievement by the business unit that represents the acquired business of Enerwise of at least $36.0 million in revenue for 2008 and at least $11 million of gross profit for 2008. If both of the foregoing metrics are not met, all of the Escrow Shares may at Comverge’s sole discretion be released to the Enerwise stockholders.

Enertech Capital and its related investment funds own 2,018,924 shares of Comverge common stock, which was approximately 11% of the outstanding shares before the completion of the Enerwise acquisition. Enertech Capital and its related investment funds also owned approximately 38% of the capital stock of Enerwise when it was acquired by Comverge.